                                                                       EXHIBIT 3

                              AMENDED AND RESTATED

                           INTEREST PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               SLOUGH ESTATES PLC

                                       AND

                     SANTOS INTERNATIONAL HOLDINGS PTY LTD.

                                   DATED AS OF

                                  JULY 4, 2005

                                TABLE OF CONTENTS

          ARTICLE I SALE AND TRANSFER OF TIPPERARY SHARES, ORDINARY SHARES,
                     SUSA NOTE, STEL CREDIT FACILITY AND WARRANTS

1.1   THE TRANSFER..............................................................   3
1.2   CLOSING...................................................................   4
1.3   CLOSING DELIVERIES........................................................   4
               ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
2.1   CORPORATE ORGANIZATION....................................................   6
2.2   AUTHORIZATION; VALIDITY OF AGREEMENT......................................   6
2.3   NO VIOLATIONS; CONSENTS AND APPROVALS.....................................   6
2.4   OWNERSHIP OF ASSETS.......................................................   7
2.5   INDEBTEDNESS..............................................................   7
2.6   INFORMATION...............................................................   8
2.7   BROKERS...................................................................   8
2.8   RELIANCE..................................................................   8
2.9   NO OTHER REPRESENTATIONS OR WARRANTIES....................................   8
2.10  ARTICLE 13.03 OF THE TBCA.................................................   8
             ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER
3.1   CORPORATE ORGANIZATION....................................................   9
3.2   AUTHORIZATION; VALIDITY OF AGREEMENT......................................   9
3.3   NO VIOLATIONS; CONSENTS AND APPROVALS.....................................   9
3.4   INFORMATION...............................................................  10
3.5   INVESTMENT REPRESENTATIONS AND WARRANTIES OF PURCHASER....................  10
3.6   BROKERS...................................................................  11
3.7   NO OTHER REPRESENTATIONS OR WARRANTIES....................................  11
                   ARTICLE IV CERTAIN COVENANTS AND AGREEMENTS
4.1   OBLIGATIONS AND GUARANTEES................................................  12
4.2   VOTING....................................................................  12
4.3   TRANSFER RESTRICTIONS.....................................................  13
4.4   CONSUMMATION OF THE TRANSACTIONS..........................................  13
4.5   REGULATORY MATTERS........................................................  14
4.6   LEGAL CONDITIONS TO TRANSFER OF THE INTERESTS.............................  14

4.7   ADDITIONAL AGREEMENTS.....................................................  15
4.8   MERGER AGREEMENT..........................................................  15
4.9   TRANSFER OF TOGA ORDINARY SHARES..........................................  15
4.10  INDEMNIFICATION OF PURCHASER..............................................  15
4.11  INDEMNIFICATION OF SELLER.................................................  15
                         ARTICLE V CONDITIONS TO CLOSING
5.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSFER..............  16
5.2   CONDITIONS TO OBLIGATIONS OF SELLER.......................................  16
5.3   CONDITIONS TO OBLIGATION OF PURCHASER.....................................  16
                             ARTICLE VI TERMINATION
6.1   TERMINATION...............................................................  17
6.2   EFFECT OF TERMINATION.....................................................  18
                            ARTICLE VII MISCELLANEOUS
7.1   FEES AND EXPENSES.........................................................  18
7.2   AMENDMENT; NO WAIVER......................................................  19
7.3   SURVIVAL..................................................................  19
7.4   NOTICES...................................................................  19
7.5   INTERPRETATION; DEFINITIONS...............................................  20
7.6   HEADINGS; SCHEDULES.......................................................  20
7.7   COUNTERPARTS..............................................................  20
7.8   ENTIRE AGREEMENT..........................................................  20
7.9   SEVERABILITY..............................................................  20
7.10  GOVERNING LAW.............................................................  21
7.11  ASSIGNMENT................................................................  21
7.12  GST.......................................................................  21
7.13  DEFINED TERMS.............................................................  21

                              AMENDED AND RESTATED
                           INTEREST PURCHASE AGREEMENT

            This Amended and Restated Interest Purchase Agreement (this "AGREEMENT") is dated as of July 4, 2005, by and between Slough Estates plc, a public limited company organized under the laws of England and Wales ("SELLER"), and Santos International Holdings Pty Ltd., a corporation incorporated under the laws of the Australian Capital Territory A.B.N. 57 057 585 869 ("PURCHASER"), and amends and restates in its entirety the Interest Purchase Agreement, dated as of July 1, 2005, by and between Seller and Purchaser.

            WHEREAS, Tipperary Corporation, a Texas corporation (the "COMPANY"), Purchaser and Santos Acquisition Co., a Texas corporation and a wholly owned subsidiary of Purchaser ("MERGER SUB"), have entered into that certain Agreement and Plan of Merger, and contemporaneously with the execution and delivery of this Agreement, the Company, Purchaser and Merger Sub are entering into an Amended and Restated Agreement and Plan of Merger (such amended and restated agreement and plan of merger, the "MERGER AGREEMENT");

            WHEREAS, Slough Estates USA Inc., a Delaware corporation and wholly owned subsidiary of Seller ("SUSA") (a) owns an aggregate of 2,594,966 fully paid ordinary shares (the "TOGA ORDINARY SHARES") of Tipperary Oil & Gas (Australia) Pty Ltd, a company organized under the laws of Australia ("TOGA"),
(b) holds a promissory note, dated May 13, 2005, in the original principal amount of US$9,900,000 issued by the Company to Seller that matures on April 30, 2006 (the "SUSA NOTE"), (c) owns 22,538,844 shares of common stock, par value $0.02 per share ("COMMON STOCK"), of the Company (the "TIPPERARY SHARES"), which represent approximately 53.64% of the issued and outstanding capital stock of the Company, and (d) owns two warrants to purchase shares of Common Stock, one of which grants to Seller the right to purchase 1,200,000 shares of Common Stock at an exercise price of US$2.00 per share and the other of which grants to Seller the right to purchase 500,000 shares of Common Stock at an exercise price of US$3.00 per share (collectively the "WARRANTS");

            WHEREAS, Slough Trading Estates Limited, a company organized under the laws of England and Wales and a wholly-owned subsidiary of Seller ("STEL"), entered into a credit facility agreement, dated March 21, 2003, as amended by four letters of variation filed as exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (the "STEL NOTE CFA"), pursuant to which STEL made loans in the aggregate principal amount of US$13,000,000 due April 2, 2012 (the STEL Note CFA together with the SUSA Note, the "NOTES"; and collectively with the Tipperary Shares, the Warrants and the TOGA Ordinary Shares, the "INTERESTS");

            WHEREAS, Seller and SUSA have entered into that certain Comet Ridge Project Facilities Agreement, dated as of June 9, 2004 (the "COMET RIDGE PROJECT FACILITIES AGREEMENT") with TOGA and the other parties thereto, pursuant to which, among other things, Seller and SUSA have guaranteed certain payment and other obligations of TOGA on and subject to the terms set out in the Comet Ridge Project Facilities Agreement (the "CRPFA GUARANTEES"), and SUSA agreed to pledge its TOGA Interest (the "TOGA INTEREST PLEDGE");

            WHEREAS, in connection with the CRPFA Guarantees, (a) Seller entered into a deed of indemnity, dated as of June 9, 2004 (the "SELLER INDEMNITY"), in favor of the Security Beneficiaries (as defined therein), (b) SUSA entered into that certain Guaranty, dated as of June 9, 2004 (the "SUSA GUARANTY," and together with the CRPFA Guarantees, the "ANZ GUARANTEES"), with the other parties thereto in favor of ANZ Fiduciary Services Pty Ltd, as security trustee (the "SECURITY TRUSTEE"), and (c) the Company, and Seller entered into a Guaranty Agreement, dated as of December 12, 2003 (the "GUARANTY COMMISSION AGREEMENT"), pursuant to which Seller agreed to guarantee the Recourse Tranche of the Comet Ridge Project Facilities Agreement (the "RECOURSE TRANCHE") and the Company agreed to pay Seller a guarantee commission of 1% per annum on the daily outstanding balance of the Recourse Tranche;

            WHEREAS, in connection with the TOGA Interest Pledge, SUSA entered into that certain Shareholder Deed of Security, dated as of June 9, 2004 (the "SHAREHOLDER DEED OF SECURITY"), with the other parties thereto in favor of the Security Trustee, and that certain Stock Pledge Agreement, dated as of June 9, 2004 (the "TOGA STOCK PLEDGE AGREEMENT"), with Tipperary Oil & Gas Corporation in favor of the Security Trustee;

            WHEREAS, SUSA has committed, pursuant to a letter delivered to the Company, dated March 11, 2005, to, among other things, fund the necessary financial support of the Company required to maintain the Company as a going concern through April 15, 2006 (the "SUSA LETTER");

            WHEREAS, the parties desire to provide for (a) the assignment and delegation of all rights, liabilities and obligations of Seller and SUSA, as applicable, in respect of (i) the Comet Ridge Project Facilities Agreement, the Seller Indemnity, the ANZ Guarantee, the Guaranty Agreement, the Shareholder Deed of Security, the TOGA Stock Pledge Agreement and each other Finance Document (as defined in the Comet Ridge Project Facilities Agreement and only to the extent previously provided to Purchaser) to which it or SUSA is a party (collectively, the "COMET RIDGE FACILITIES RIGHTS AND OBLIGATIONS") and (ii) the SUSA Letter to Purchaser, and the acceptance and assumption from, and release of, Seller and SUSA, as applicable, of the Comet Ridge Facilities Rights and Obligations and the SUSA Letter, and (b) the sale by SUSA and its Affiliates (as defined in Section 7.12) of the Interests to Purchaser, and the purchase of such Interests, in each case on the terms and subject to the conditions set forth herein;

            WHEREAS, the board of directors of the Company has approved, among other things, this Agreement and the Merger Agreement, each as amended and restated, for purposes of exempting them under or making them not subject to the provisions of Article 13.03 of the Texas Business Corporation Act and authorized the Company to take all actions necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement; and

            WHEREAS, the parties have agreed that this Agreement shall provide that Purchaser shall purchase the Interests in accordance with the terms of this Agreement within seven business days after the execution of this Agreement.

            NOW, THEREFORE, in consideration of the premises, the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                              SALE AND TRANSFER OF
            TIPPERARY SHARES, ORDINARY SHARES, SUSA NOTE, STEL CREDIT
                             FACILITY AND WARRANTS

            1.1   The Transfer.

                  (a) Transfer of Tipperary Shares. Upon the terms and subject to the conditions hereof, Seller agrees to cause SUSA to sell, transfer and assign to Purchaser, and Santos Ltd., a corporation organized under the laws of South Australia ("PARENT"), agrees to cause Purchaser or an Affiliate of Purchaser, and Purchaser agrees, to purchase and accept from SUSA all of the Tipperary Shares, in exchange for a payment of US$7.39 per share (the "TIPPERARY SHARE PURCHASE PRICE").

                  (b) Transfer of TOGA Ordinary Shares. Upon the terms and subject to the conditions hereof, Seller agrees to cause SUSA to sell, transfer and assign to Purchaser, and Parent agrees to cause Purchaser, and Purchaser agrees, to purchase and accept from Seller all of the TOGA Ordinary Shares, in exchange for a payment of US$24,000,000 (the "TOGA SHARE PURCHASE PRICE").

                  (c) Transfer of SUSA Note and STEL Credit Facility.

                        (i) Upon the terms and subject to the conditions hereof, Seller agrees to cause SUSA to sell, transfer and assign to Purchaser, and Parent agrees to cause Purchaser, and Purchaser agrees, to purchase and accept, or cause to be purchased or accepted, from SUSA the SUSA Note, in exchange for a payment equal to the amount of outstanding principal plus accrued but unpaid interest owing in respect of the SUSA Note as of the Closing Date.

                        (ii) Upon the terms and subject to the conditions hereof, Seller agrees to cause STEL to sell, transfer and assign, to Purchaser, and Parent agrees to cause Purchaser, and Purchaser agrees, to purchase and accept, or cause to be purchased or accepted, from STEL, the STEL Credit Facility, in exchange for a payment equal to the amount of outstanding principal plus accrued but unpaid interest owing in respect of the STEL Credit Facility as of the Closing Date (the "STEL CREDIT FACILITY PURCHASE PRICE").

                  (d) Transfer of Warrants. Upon the terms and subject to the conditions hereof, Seller agrees to sell, transfer and assign to Purchaser, and Parent agrees to cause Purchaser or an Affiliate of Purchaser, and Purchaser agrees, to purchase and accept, or cause to be purchased or accepted, from Seller each of the Warrants, in exchange for a payment of US$5.39 with respect of each US$2.00 share Warrant and US$ 4.39 with respect of each US$3.00 share Warrant (collectively, the "WARRANT PURCHASE PRICE"). The sum of the Tipperary Share Price, the Warrant Purchase Price, the TOGA Share Purchase Price, the SUSA Note Purchase Price, and the STEL Credit Facility Purchase Price is referred to herein as the "PURCHASE PRICE".

            1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Article VI and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the sale and purchase of the Interests (the "TRANSFER") and the other transactions contemplated hereby (the "CLOSING") shall take place on July 13, 2005 at the offices of Chamberlain, Hrdlicka, White, Williams & Martin, 1200 Smith Street, Suite 1400, Houston, Texas 77002, unless another date and/or place is agreed to in writing by Seller and Purchaser (the "CLOSING DATE").

            1.3 Closing Deliveries. At the Closing, the parties shall deliver the following documents, and take the following actions, all of which deliveries and actions shall be deemed to occur simultaneously and none of which shall be effective until all have occurred:

                  (a) Seller shall deliver, or cause to be delivered, to Purchaser, as consideration for the Purchase Price:

                        (i) one or more certificates representing all of the Tipperary Shares, together with documents duly executed by SUSA in favor of Purchaser, as transferee, together with documents duly executed by SUSA necessary to validly and duly deliver, transfer, assign and convey such Tipperary Shares, free and clear of all Encumbrances (as defined in Section 2.4(a)), provided that the Transfer of the Tipperary Shares shall be deemed to have occurred immediately after consummation of all other transactions under this Agreement;

                        (ii) an assignment of all of SUSA's rights and interests in the TOGA Ordinary Shares, free and clear of all Encumbrances, other than the Shareholder Deed of Security and the TOGA Stock Pledge Agreement, and all of Seller's rights in the Shareholder Deed of Security and the TOGA Stock Pledge Agreement;

                        (iii) each of the SUSA Note and the STEL Credit Facility, together with documents duly executed by SUSA or STEL (as the case may be) necessary to validly and duly deliver, transfer, assign and convey such note and credit facility, free and clear of all Encumbrances;

                        (iv) each of the Warrants, together with documents duly executed by SUSA necessary to validly and duly deliver, transfer, assign and convey such warrants, free and clear of all Encumbrances; and

                        (v) a general assignment and assumption instrument (in a form reasonably acceptable to Seller and Purchaser) whereby (A) Purchaser shall agree to accept, assume, perform and discharge the Comet Ridge Facilities Rights and Obligations and the SUSA Letter and all rights, liabilities and obligations of Seller, SUSA, STEL and each of their respective Affiliates excluding the Company and its subsidiaries, as applicable, with respect to the Interests and the Guaranty Agreement, and
      (B) Seller, SUSA, STEL and each of their respective Affiliates excluding the Company and its subsidiaries, as applicable, shall agree to transfer, assign, convey and delegate the Comet Ridge Facilities Rights and Obligations and the SUSA Letter and all rights, liabilities and obligations of Seller, SUSA, STEL and each of their respective Affiliates excluding the Company and its subsidiaries, as applicable, with respect to the Interests and the Guaranty Agreement (the "COMET RIDGE ASSIGNMENT").

                  (b) At the Closing, Parent shall cause Purchaser to deliver, and Purchaser shall deliver or cause to be delivered, to Seller, as consideration for the Interests:

                        (i) an amount equal to the Purchase Price by wire transfer of immediately available funds to the following account:

                  Barclays Bank plc, New York, New York
                  ABA #026002574
                  For the account of: Slough Estates USA Inc.
                  Account #050-78615-6;

                        (ii) the Release (as defined below);

                        (iii) the Comet Ridge Assignment; and

                        (iv) all other instruments reasonably requested by Seller in form and substance reasonably acceptable to Seller.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Except as provided in the disclosure schedule provided by Seller to Purchaser prior to the execution and delivery of this Agreement (the "SELLER DISCLOSURE LETTER") (each section of which qualifies the correspondingly numbered representation or warranty to the extent specified therein and such other representations or warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent), Seller hereby represents and warrants to Purchaser as follows:

            2.1 Corporate Organization. Seller is a public limited company duly formed, validly existing, and in good standing, where applicable, under the laws of the jurisdiction of its formation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign entity and is in good standing, where applicable, in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be in good standing, or to be so qualified or licensed would not materially impair the ability of Seller to consummate the transactions contemplated by this Agreement (a "SELLER MATERIAL ADVERSE EFFECT").

            2.2 Authorization; Validity of Agreement. Seller has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and to cause SUSA and STEL to consummate the Transfers and other transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by the board of directors of Seller and no other proceedings on the part of Seller is necessary to authorize the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, is a valid and binding obligation of Seller enforceable against it in accordance with its terms, except that such enforcement may be subject to or limited by (a) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            2.3 No Violations; Consents and Approvals.

                  (a) Neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws or similar governmental documents of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its assets; except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not have a Seller Material Adverse Effect.

                  (b) No material filing or registration with, notification to, or authorization, consent or approval of, any administrative agency or commission or other governmental authority or instrumentality (each a "GOVERNMENTAL ENTITY") or any third party is legally required to be made by Seller in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

                  (c) As of the date hereof, (i) the Seller has performed (and as of the Closing Date, the Seller will have performed) all obligations required to be performed by it to date under the ANZ Guarantees, (ii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Seller or any Affiliate under the ANZ Guarantees, and (iii) to the knowledge of the Seller, no other party to senior credit facility guaranteed by the ANZ Guarantees is in default in any respect thereunder.

            2.4 Ownership of Assets.

                  (a) Tipperary Shares. SUSA is the owner of record and beneficial owner of the Tipperary Shares, free and clear of any liens, charges, encumbrances, pledges, options, trusts, voting trusts and agreements, restrictions (including, without limitation, transfer restrictions), members or stockholders' agreements, adverse rights or claims and security interests whatsoever (collectively, "ENCUMBRANCES").

                  (b) TOGA Ordinary Shares. SUSA is the owner of record and beneficial owner of the TOGA Ordinary Shares, free and clear of any Encumbrances.

                  (c) SUSA Note and STEL Credit Facility. (i) STEL has full rights, interest and claim to receive all amounts due and owing, and all amounts to become due and owing, under the STEL Credit Facility and the Guaranty Agreement, and (ii) SUSA has good and marketable title to the SUSA Note. Each of SUSA and STEL holds its respective Note free and clear of any Encumbrances and has the sole right to dispose of such Interest, free and clear of limitations or restrictions (including any restriction on the right to sell or otherwise dispose of such Interest).

                  (d) Warrants. Seller has good and marketable title to each of the Warrants (in whole and not in part), free and clear of any Encumbrances and has the sole right, power and authority to dispose of and transfer each of the Warrants to Purchaser.

            2.5 Indebtedness. At the date hereof and as of the Closing, (a) the outstanding principal balance in respect of the STEL Credit Facility shall be no more than

US$13,000,000, (b) the outstanding principal balance in respect of the SUSA Note shall be no more than US$12,600,000, and (c) the outstanding principal balance in respect of the senior credit facility guaranteed by the CRPFA Guarantees shall be no more than AUS$150,000,000; and in the case of (a), (b) and (c) above, there shall have been no renewals, extensions or modifications of the same from the date hereof through the Closing.

            2.6 Information.

                  (a) Seller hereby acknowledges that it knows that Purchaser may have material, non-public information regarding the Company and its subsidiaries and their respective condition (financial and otherwise), results of operations, businesses, properties, plans and prospects (collectively, "INFORMATION"). Seller also acknowledges and agrees that Purchaser shall not have any obligation to disclose to it any of such Information.

                  (b) Seller further represents that it has adequate information concerning the business and financial condition and prospects of the Company and its subsidiaries to make an informed decision regarding the sale of the Interests and has independently and without reliance upon Purchaser or its agents made its own analysis and decision to sell the Interests. Seller hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against Purchaser and its Affiliates, controlling persons, partners, members, officers, directors, employees, and agents (collectively, "RELATED PERSONS"), based upon, relating to or arising out of nondisclosure of the Information, but not any such claims or causes of actions based upon, relating to, or arising out of any breach of any representation or warranty set forth in this Agreement or any other material misstatements by Purchaser or any of its Related Persons.

            2.7 Brokers. Except for Petrie Parkman & Co. ("PETRIE PARKMAN"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Petrie Parkman, which fees and expenses shall be paid by Seller at the Closing.

            2.8 Reliance. Seller understands and acknowledges that Purchaser and Merger Sub are entering into the Merger Agreement, and are incurring the obligations set forth therein, in reliance upon such Seller's execution and delivery of this Agreement.

            2.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, none of Seller or any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Affiliates.

            2.10 Article 13.03 of the TBCA. Prior to the date of this Agreement, the board of directors of the Company has taken all action necessary to exempt under or make not subject to (a) the provisions of Article 13.03 of the TBCA or (b) any "fair price," "moratorium," "control share acquisition" or other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement, (b) the Merger and (c) the transactions contemplated by this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Each of Parent and Purchaser hereby jointly and severally represents and warrants to Seller as follows:

            3.1 Corporate Organization. Each of Parent and Purchaser is a corporation or other entity duly incorporated or formed, as the case may be, validly existing, and in good standing, where applicable, under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation or other entity and is in good standing, where applicable, in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be in good standing or to be so qualified or licensed would not materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement (a "PURCHASER MATERIAL ADVERSE EFFECT").

            3.2 Authorization; Validity of Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of Parent or Purchaser, as the case may be, and no other corporate proceedings on the part of either Parent or Purchaser is necessary to authorize the execution, delivery or performance of this Agreement by Parent or Purchaser, as the case may be, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, is a valid and binding obligation of each of Parent and Purchaser enforceable against it in accordance with its terms, except that such enforcement may be subject to or limited by (a) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            3.3 No Violations; Consents and Approvals.

                  (a) Neither the execution and delivery of this Agreement by Purchaser, nor the execution and delivery of the guaranty of this Agreement by Parent, nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws or similar governmental documents of Parent or Purchaser, respectively,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which it or any of its assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of its assets; except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not have a Purchaser Material Adverse Effect.

                  (b) No material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or any third party is legally required to be made by Parent or Purchaser in connection with the execution and delivery of this Agreement by Purchaser, the execution and delivery of the guaranty of this Agreement by Parent, or the consummation by Purchaser of the transactions contemplated hereby.

            3.4 Information.

                  (a) Purchaser hereby acknowledges that it knows that Seller may have Information. Purchaser also acknowledges and agrees that Seller shall not have any obligation to disclose to it any of such Information.

                  (b) Purchaser further represents that it has adequate information concerning the business and financial condition and prospects of the Company and its subsidiaries to make an informed decision regarding the purchase of the Interests and has independently and without reliance upon Seller or its agents made its own analysis and decision to purchase the Interests. Purchaser hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against Seller and its Related Persons, based upon, relating to or arising out of nondisclosure of the Information, but not any such claims or causes of actions based upon, relating to, or arising out of any breach of any representation or warranty set forth in this Agreement or any material misstatements by Seller or any of its Related Persons.

            3.5 Investment Representations and Warranties of Purchaser.

                  (a) Investment Intent. Purchaser is acquiring the Interests for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and applicable state and "blue sky" laws, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act and applicable state and "blue sky" laws.

                  (b) Risk of Loss; Sophistication. Purchaser is (i) either (A) an "Accredited Investor" within the meaning of Regulation 501(a) of the Securities Act or (B) a non-"U.S. Person" for purposes of Regulation S of the Securities Act and (ii) able to fend for itself, can bear the economic risk of the investment in the Interests, has adequate means for providing for its current needs and personal contingencies, and has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Interests and can afford a complete loss of its investment.

                  (c) No Registration of Interests; Restricted Security; Investment Risk. Purchaser acknowledges that (i) the Interests have not been registered under the Securities Act or qualified under any applicable blue sky laws in reliance, in part, on Purchaser's representations, warranties, and agreements herein (including, without limitation, the representations and warranties with respect to the bona fide nature of the investment intent); (ii) Seller is under no obligation to register or qualify the Interests under the Securities Act or under any state securities law, or to assist Purchaser in complying with any exemption from registration and qualification; (iii) the Interests are "restricted securities" under the Securities Act in that the Interests will be acquired from an Affiliate (without regard to the proviso in the definition thereof) of the Company in a transaction not involving a public offering, and that the Interests may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Interests or an available exemption from registration under the Securities Act, such securities must be held indefinitely; (iv) there is no public market for the Interests and none is expected to develop, and that, accordingly, it may not be possible to liquidate its investment in the Interests; and (v) the Interests are speculative investments which involve a substantial degree of risk of loss.

            3.6 Brokers. Except for Merrill Lynch & Co. ("MERRILL"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Merrill, which fees and expenses shall be paid by Purchaser at the Closing.

            3.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Purchaser or any other Person makes any other express or implied representation or warranty on behalf of Purchaser or any of its Affiliates.

                                   ARTICLE IV

                        CERTAIN COVENANTS AND AGREEMENTS

            4.1 Obligations and Guarantees.

                  (a) Purchaser shall use reasonable best efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding unconditional written releases of Seller and its Affiliates from any liability or obligation, whether arising before, on or after the Closing Date, under the Comet Ridge Facilities Rights and Obligations and the SUSA Letter (the "RELEASE"), including by providing one or more substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the ANZ Guarantees and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. Seller shall take all actions necessary under the terms of the ANZ Guarantees in order to secure the Release, it being understood that such actions are ministerial in nature and involve no more than de minimus cost and expense.

                  (b) Subject to the accuracy of Seller's representations and warranties under Section 2.3(c), Purchaser shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, experts and other professional fees) arising out of or relating to the Comet Ridge Facilities Rights and Obligations and the SUSA Letter, whether arising before, on or after the Closing Date and REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OF ITS AFFILIATES.

            4.2 Voting. During the period between the date of this Agreement and the Closing Date, at any meeting of the Company's shareholders (whether annual or special, and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the Company's shareholders, vote (or cause to be voted) all shares of Common Stock beneficially owned by Seller and its Affiliates (which shall include all shares of Common Stock acquired by Seller or any of its Affiliates after the date hereof upon exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise), (a) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (b) except as otherwise agreed to in writing in advance by Purchaser, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and this Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination, involving the Company or any of its Subsidiaries; (ii) any sale, lease or transfer of a material amount of the assets or business of the Company or its Subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its Subsidiaries; (iii) any change in the present capitalization of the Company, including any proposal to sell any equity interest in the Company or any of its subsidiaries or any amendment of the Company Articles or Company Bylaws; (iv) any change in directors constituting a majority of the Company's

Board of Directors (other than as contemplated under the Merger Agreement); (v) any other action that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger, or the transactions contemplated by the Merger Agreement. Seller shall not enter into any agreement with any Person the effect of which would be inconsistent with or violative of the provisions and agreement contained in this Section 4.2.

            4.3 Transfer Restrictions. During the period between the date of this Agreement and the Closing Date, Seller hereby agrees that Seller shall not directly or indirectly without the prior written consent of Purchaser: (i) except as otherwise provided in this Agreement with respect to the Transfer, and except as it relates to the sale by Seller of its equity or assets or the equity or assets of any subsidiary of Seller other than the Company or the Company's majority-owned subsidiaries, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, all or any portion of the Interests beneficially owned by Seller or any of its Affiliates, or any direct or indirect interest (whether in the form of a sale of assets, revenue interests or otherwise) therein, (ii) grant any proxies or powers of attorney, deposit any of the Interests into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any of such Interests, or (iii) take any action that would make any representation or warranty of Seller contained in this Agreement untrue or incorrect or result in a breach by Seller of Seller's obligations under this Agreement. Seller hereby agrees that Seller will not take any action which, if taken by the Company, would constitute a violation of Section 6.2 of the Merger Agreement; provided that nothing contained herein shall be construed so as to hinder or interfere with the exercise by any member of the Board who is also a director or officer of Seller, acting in his capacity as a member of the Board, of his reasonable judgment or decisions necessary in his view to comply with his fiduciary duties as a member of the Board, and no exercise by such Persons of their Board duties, or actions by anyone acting on their behalf in carrying out such duties, shall be a breach hereof.

            4.4 Consummation of the Transactions. Subject to the terms and conditions of this Agreement, each party to this Agreement agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. No party to this Agreement shall knowingly take any action that is in contravention of, or that is inconsistent with, its obligations under, and the transactions contemplated by, this Agreement or that could jeopardize or materially delay the consummation of the Transfer and the other transactions contemplated by this Agreement; provided that nothing contained herein shall be construed so as to hinder or interfere with the exercise by any member of the Board who is also a director or officer of Seller, acting in his capacity as a member of the Board, of his reasonable judgment or decisions necessary in his view to comply with his fiduciary duties as a member of the Board, and no exercise by such Persons of their Board duties, or actions by anyone acting on their behalf in carrying out such duties, shall be a breach hereof.

            4.5 Regulatory Matters.

                  (a) Each party to this Agreement shall, upon request, furnish the other party to this Agreement with all information concerning itself, its respective subsidiaries, if any, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the parties to this Agreement or any of their respective subsidiaries to any Governmental Entity in connection with the Transfer and the other transactions contemplated by this Agreement.

                  (b) Each party to this Agreement shall promptly furnish the other party to this Agreement with copies of written communications received by such party, or any of its respective subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

                  (c) Each party shall permit the other to disclose the terms of this Agreement in such party's Schedule 13D, with respect to the Seller's Common Stock and the commitments, arrangements and understandings under this Agreement.

            4.6 Legal Conditions to Transfer of the Interests.

                  (a) Each party to this Agreement shall use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party with respect to the Transfer, subject to the conditions set forth in
Article V of this Agreement, as applicable, to consummate the Transfer and the other transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to this Agreement to obtain) any consent or approval of any third party (other than a Governmental Entity) which is required to be obtained by each of the parties to this Agreement or any of their respective Affiliates in connection with the Transfer and the other transactions contemplated by this Agreement (each, a "REQUIRED CONSENT"), and to comply with the terms and conditions of such consent or approval; provided, however, that neither party to this Agreement shall be obligated to pay any consideration therefor to any such third party from whom any such consent or approval is requested.

                  (b) If, with respect to any Interest, any Required Consent is not obtained, or if an attempted assignment would be ineffective without such Required Consent, (i) the beneficial interest in and to such Interest shall in any event pass to Purchaser at the Closing, and Seller shall and shall cause its Affiliates to use reasonable best efforts to provide to Purchaser all of Seller's and its Affiliates' entire interest in the benefits under any such Interest, and (ii) notwithstanding anything in this Agreement to the contrary, the failure to obtain any such Required Consent shall not constitute a breach of any representation, warranty or covenant hereunder or result in the failure of any condition provided herein. Seller shall and shall cause its Affiliates to exercise or exploit their respective rights and options with respect to any such Interest only as directed by Purchaser. Purchaser shall accept the burdens and perform the obligations with respect to such Interest as agent of Seller. Furthermore, upon receipt of any such Required Consent, Seller shall take all action reasonably necessary to transfer and deliver such Interest to Purchaser in accordance with the terms of this Agreement.

            4.7 Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement and, if applicable, the proper officers, managers and directors of each party to this Agreement and its respective subsidiaries, if any, shall take all such necessary action as may be reasonably requested by the other party to this Agreement.

            4.8 Merger Agreement. During the period between the date of this Agreement and the Closing Date, Purchaser shall not agree to any amendment to the Merger Agreement without the prior written consent of Seller.

            4.9 Transfer of TOGA Ordinary Shares. Seller shall cause the board of directors of TOGA to resolve that the transfers of the TOGA Ordinary Shares (subject only to the payment of stamp duties or other taxes of a similar nature on the transfers) be approved and registered.

            4.10 Indemnification of Purchaser. The Seller indemnifies the
Purchaser:

                  (a) from all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description which the Purchaser or any Affiliate of Purchaser suffers or incurs by reason of any of the Seller's representations or warranties or contained herein being untrue or inaccurate in any respect, or the breach of any of the Seller's covenants contained herein; and

                  (b) from all claims, notices, demands, actions, proceedings, litigation, investigations, judgments, damages, losses, costs, expenses or liability made or suffered by any third party in relation to a matter which constitutes, or circumstances that constitute, a breach of any of the Seller's representations, warranties or covenants contained herein.

            4.11 Indemnification of Seller.

            The Purchaser indemnifies the Seller:

                  (a) from all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description which the Seller or any Affiliate of Seller suffers or incurs by reason of any of the Purchaser's representations or warranties or contained herein being untrue or inaccurate in any respect, or the breach of any of the Purchaser's covenants contained herein; and

                  (b) from all claims, notices, demands, actions, proceedings, litigation, investigations, judgments, damages, losses, costs, expenses or liability made or suffered by any third party in relation to a matter which constitutes, or circumstances that constitute, a breach of any of the Purchaser's representations, warranties or covenants contained herein.

                                   ARTICLE V

                              CONDITIONS TO CLOSING

            5.1 Conditions to Each Party's Obligation To Effect the Transfer. The respective obligation of each party to this Agreement to effect the Transfer shall be subject to the satisfaction of the following conditions:

                  (a) Authorizations. All authorizations, approvals, or permits, if any, of any Governmental Entity that are required in connection with the lawful Transfer pursuant to this Agreement shall be duly obtained and effective as of the Closing.

                  (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transfer shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal consummation of the Transfer and the other transactions contemplated by this Agreement.

            5.2 Conditions to Obligations of Seller. The obligations of Seller to effect the Transfer and the other transactions contemplated under this Agreement are also subject to the satisfaction or waiver by Seller of the following conditions:

                  (a) Purchaser Representations and Warranties. The representations and warranties of Purchaser set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Seller shall have received a certificate signed on behalf of Purchaser by each of two senior executive officers of Purchaser to the foregoing effect; and

                  (b) Purchaser Covenants. Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing Date; and

                  (c) Release. Purchaser shall have obtained the Release, which shall be unconditional and effective as of the Closing.

            5.3 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Transfer and the other transactions contemplated under this Agreement are also subject to the satisfaction or waiver by Purchaser of the following conditions:

                  (a) Seller Representations and Warranties. The representations and warranties of Seller set forth in Article II shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Purchaser shall have received a certificate signed on behalf of Seller by each of two senior executive officers of Seller to the foregoing effect;

                  (b) Seller Covenants. Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Seller under this Agreement at or prior to the Closing Date;

                  (c) Company Representations and Warranties. (i) the representations and warranties of the Company set forth in the Merger Agreement (other than as set forth in Sections 4.1, 4.2, 4.3 and 4.20 of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date, which must be true and correct as of such specific date) as of the Closing Date as though made on and as of the Closing Date, except, in each case, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect (as defined in the Merger Agreement) on the Company; and (ii) the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3 and 4.20 of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representation and warranties speak as of an earlier date, which must be true and correct as of such specific date) as of the Closing Date as though made on and as of the Closing Date. Seller shall have caused the Company to deliver a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

                  (d) Management Voting Agreement. Purchaser shall have received from each of David L. Bradshaw, Kenneth L. Ancell, Marshall D. Lees, Jeff T. Obourn and Joseph B. Feiten a management voting agreement in a form reasonably acceptable to Purchaser; and

                  (e) STEL Agreement. Seller shall have caused the parties to the STEL Agreement to have amended the STEL Agreement to allow the same to be assigned.

                                   ARTICLE VI

                                   TERMINATION

            6.1 Termination. This Agreement may be terminated at any time:

                  (a) by mutual written consent of Seller and Purchaser;

                  (b) by either party to this Agreement:

                        (i) upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting the Transfer and the other transactions contemplated hereby;

                        (ii) if the Closing has not occurred within 30 days after the date of this Agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

                        (iii) there shall have been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

                        (iv) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

                  (c) by Seller upon written notice to Purchaser at any time following the termination of the Merger Agreement in accordance with its terms; and

                  (d) by Purchaser upon written notice to Seller at any time following the termination of the Merger Agreement in accordance with its terms; provided that the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available to Purchaser if it was not entitled to terminate the Merger Agreement.

            6.2 Effect of Termination. In the event of termination of this Agreement by any party to this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect except that (a) this
Section 6.2 and Article VII shall survive any termination of this Agreement and
(b) notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement prior to such termination.

                                  ARTICLE VII

                                  MISCELLANEOUS

            7.1 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. In furtherance and not in limitation of the foregoing,

Seller shall be solely responsible for the fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, whether incurred in connection with this Agreement, the Merger Agreement or otherwise.

            7.2 Amendment; No Waiver.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed on behalf of Seller and Purchaser.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

            7.3 Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the Closing for one year (except for those which, by their terms, contemplate a shorter survival period).

            7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Seller, to:

            Slough Estates USA Inc.
            444 North Michigan Avenue
            Suite 3230
            Chicago, IL 60611
            Telephone: 312-755-0700
            Facsimile: 312-755-0717
            Attention: Marshall D. Lees

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            1600 Smith Street, Suite 4400
            Houston, Texas 77002
            Telephone: 713-655-5100
            Facsimile: 713-655-5200
            Attention: Frank Ed Bayouth II
            and

                  (b) if to Purchaser, to:

            Santos International Holdings Pty Ltd.
            Ground Floor Santos House
            91 King William Street
            Adelaide 5000
            South Australia
            Telephone: 61-8-8218-5111
            Facsimile: 61-8-8218-5287
            Attention: Company Secretary

            with a copy to:

            Chamberlain, Hrdlicka, White, Williams & Martin
            1200 Smith Street, Suite 1400
            Houston, Texas 77002
            Telephone: 713-658-1818
            Facsimile: 713-658-2553
            Attention: Ralph K. Miller, Jr.

            7.5 Interpretation; Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The word "Affiliates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

            7.6 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

            7.8 Entire Agreement. This Agreement and the Confidentiality Agreement, among the Company, TOGA, Purchaser and Seller, dated as of April 11, 2005, constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

            7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            7.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

            7.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

            7.12 GST. The amount of the Purchase Price is exclusive of GST. If a Supply made under this agreement is a Taxable Supply then the amount payable for that Supply is increased by an additional amount equal to the consideration in respect of the Taxable Supply (exclusive of GST) multiplied by the rate of goods and services tax. "GST," "Supply" and "Taxable Supply" have the meaning of those terms as in the A New Tax System (Goods and Services Tax) Act 1999 (Cwth).

            7.13 Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms herein. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Additionally, the following terms have the meanings set forth below when used in this Agreement:

                  (a) "AFFILIATE" means, with respect to a specified Person, any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, "controlling", "controlled by", and "under common control with") means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries shall be deemed to be an "Affiliate" of Seller or any of Seller's other Affiliates.

                  (b) "PERSON" means an individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or any other entity.

            IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed and delivered by their respective officers or representatives thereunto duly authorized, in each case, as of the date first indicated above.

                                          SLOUGH ESTATES PLC

                                          By: /s/ Marshall Lees
                                              ----------------------
                                          Name: Marshall Lees
                                                -----------------
                                          Title: Executive Director
                                                 -------------------

                                          SIGNED FOR AND ON BEHALF OF SANTOS
                                          INTERNATIONAL
                                          HOLDINGS PTY LTD.
                                          A.B.N. 57 057 585 869 BY ITS DULY
                                          APPOINTED ATTORNEY IN THE PRESENCE OF:

                                          /s/ Christian J. Paech
                                          ------------------------
                                          Witness
                                          Printed Name: Christian J. Paech
                                                        ------------------
                                          /s/ Andrew L. Winter
                                          -----------------------
                                          Attorney
                                          Printed Name: Andrew L. Winter
                                                        ----------------

Santos Ltd., a corporation organized under the laws of South Australia, joins in the execution and delivery of this Amended and Restated Interest Purchase Agreement dated July 4, 2005 by and between Slough Estates plc and Santos International Holdings Pty Ltd, for the limited purpose of evidencing the agreement of Santos Ltd. to be bound by and subject to the provisions of Sections 1.1, 1.3(b), 3.1, 3.2 and 3.3 of said Agreement.

                                         SIGNED FOR AND ON BEHALF OF SANTOS
                                         LTD.
                                         A.B.N. 80 007 550 923 BY ITS DULY
                                         APPOINTED ATTORNEY IN THE PRESENCE OF:

                                         /s/ Christian J. Paech
                                         -----------------------
                                         WITNESS
                                         PRINTED NAME: Christian J. Paech
                                                       ------------------

                                         /s/ Andrew L. Winter
                                         -----------------------
                                         ATTORNEY
                                         PRINTED NAME: Andrew L. Winter
                                                       ----------------

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